Exhibit 99.2

Unaudited pro forma consolidated financial data

The following unaudited pro forma consolidated financial data has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Nationwide Health Properties, Inc. (“NHP”) and Hearthstone Assisted Living, Inc. (“Hearthstone”) for the year ended December 31, 2005 and as of and for the quarter ended March 31, 2006. The historical consolidated data with respect to Hearthstone for the year ended December 31, 2005 has been derived from Hearthstone’s audited financial information. The historical consolidated data with respect to Hearthstone for the quarter ended March 31, 2006 has been derived from unaudited financial data. The unaudited pro forma consolidated statements of income give effect to our acquisition and master leaseback of the real estate holdings of Hearthstone for approximately $419 million plus approximately $12 million in debt defeasance and closing costs (the “Acquisition”), the issuance of 5,850,000 shares of our common stock on April 5, 2006 and the issuance of an additional 4,500,000 shares of our common stock on June 29, 2006 upon our exercise of an option under forward sale agreements between affiliates of certain underwriters and us (the “Equity Issuance”) and the long-term financing of the Acquisition as if they had occurred on January 1, 2005. The unaudited pro forma balance sheet gives effect to the Acquisition, the Equity Issuance and the long-term financing of the Acquisition as if they had occurred on March 31, 2006. The long-term financing of the Acquisition for purposes of the following pro forma consolidated financial data consists of the net proceeds from the Equity Issuance of approximately $211.5 million, a $250 million debt financing (the “$250 Million Financing”), the proceeds of which will be used to reduce borrowings under our unsecured credit facility (the “Credit Facility”), and the assumption of approximately $20 million in secured debt from Hearthstone.

Assumptions underlying the pro forma adjustments necessary to present fairly this pro forma data are described in the accompanying notes, which should be read in conjunction with this pro forma consolidated financial data. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The pro forma consolidated financial data should not be considered indicative of actual results that would have been achieved had the transactions occurred on the respective dates indicated and do not purport to indicate results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial data will prove to be correct.

The Acquisition will be accounted for using the purchase method as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” with intangible assets, if any, to be recorded in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The total cost of the Acquisition has been allocated entirely to the real estate to be acquired for purposes of the following pro forma consolidated financial information. The excess of the purchase price over the fair values of the net assets acquired, if any, will be allocated to goodwill. The final purchase price allocation and the resulting effect on income from operations may differ from the pro forma amounts reported herein.

The unaudited pro forma consolidated statements of income include interest expense from the $250 Million Financing at an assumed annual rate of 6.6%. The actual interest rate associated with the $250 Million Financing may differ from the pro forma amount reflected below.

Nationwide Health Properties, Inc.

Unaudited pro forma consolidated statement of income

for the year ended December 31, 2005

(in thousands except per share amounts)	Historical NHP	Historical Hearthstone	Pro forma adjustments		Pro forma

Revenues:
Rental Income	$206,031	$—	$37,302	(1)	$243,333
Interest and other income	10,446	222	(222	)(2)	10,446
Hearthstone income	—	89,786	(89,786	)(2)	—

	216,477	90,008	(52,706)		253,779

Expenses:
Interest and amortization of deferred financing costs	67,031	14,342	660	(3)	82,033
Depreciation and amortization	55,354	6,170	4,913	(4)	66,437
General and administrative	14,356	—	—		14,356
Impairment of assets	310	—	—		310
Loss of extinguishment of debt	8,565	—	—		8,565
Hearthstone operating expenses	—	62,836	(62,836	)(2)	—

	145,616	83,348	(57,263)		171,701

Income before minority interest	70,861	6,660	4,557		82,078
Income from unconsolidated joint venture	689	—	—		689
Minority interest expense	—	(362)	362	(2)	—

Income from continuing operations	71,550	6,298	4,919		82,767
Preferred stock dividends	(15,622)	—	—		(15,622)
Preferred stock redemption charge	(795)	—	—		(795)

Income from continuing operations available to common stockholders	$55,133	$6,298	$4,919		$66,350

Basic/diluted income from continuing operations available to common stockholders per share	$0.82				$0.85

Diluted weighted average shares outstanding	67,446		10,350	(5)	77,796

(1)	Reflects rental income to be received from Hearthstone Senior Services, L.P. and its subsidiaries (collectively, “New Hearthstone”) under the master lease calculated using a total investment of $431 million and an effective starting lease rate of 8.65% (the actual starting lease rate is 8.06% and the straightlining impact is 0.59%).

(2)	All revenues and operating expenses associated with Hearthstone’s historical operations were retained by New Hearthstone in connection with the Acquisition.

(3)	Reflects the interest expense on the $250 Million Financing, partially offset by the reduction in interest expense as a result of the repayment by Hearthstone of all but $20 million of its debt, and by a reduction in interest expense on the Credit Facility. In connection with the Acquisition, we assumed $20 million of secured debt from Hearthstone, which bears interest at a weighted average rate of 6.39% per annum.

(4)	Reflects the increase in annual depreciation and amortization from that recorded by Hearthstone. Our depreciation is calculated based on an expected useful life of 35 years assuming 90% of the investment value is allocated to buildings and 10% is allocated to land. This allocation is based on our existing portfolio of assets. The actual allocation may vary. The allocation of investment value between building and land for the properties acquired in the Acquisition will not be assigned until the appraisal of such properties is completed. There can be no assurance that the allocation assumed herein will be the actual allocation assigned to such properties.

(5)	Reflects the issuance of 10,350,000 shares of common stock to partially fund the Acquisition, including the 4,500,000 shares of common stock issued upon physical settlement of the forward sale agreements.

Nationwide Health Properties, Inc.

Unaudited pro forma consolidated statement of income

for the quarter ended March 31, 2006

(in thousands except per share amounts)	Historical NHP	Historical Hearthstone	Pro forma adjustments		Pro forma

Revenues:
Rental income	$57,563	$—	$9,326	(1)	$66,889
Interest and other income	2,994	81	(81	)(2)	2,994
Hearthstone income	—	23,450	(23,450	)(2)	—

	60,557	23,531	(14,205)		69,883

Expenses:
Interest and amortization of deferred financing costs	19,228	3,811	(61	)(3)	22,978
Depreciation and amortization	16,208	1,459	1,312	(4)	18,979
General and administrative	3,797	—	—		3,797
Medical office building operating expenses	999	—	—		999
Hearthstone operating expenses	—	16,008	(16,008	)(2)	—

	40,232	21,278	(14,757)		46,753

Income before minority interest	20,325	2,253	552		23,130
Minority interest in medical office building joint venture	(48)	—	—		(48)

Income from continuing operations	20,373	2,253	552		23,178
Preferred stock dividends	(3,791)	—	—		(3,791)

Income from continuing operations available to common stockholders	$16,582	$2,253	$552		$19,387

Basic/diluted income from continuing operations available to common stockholders per share	$0.24				$0.25

Diluted weighted average shares outstanding	68,449		10,350	(5)	78,799

(1)	Reflects rental income to be received from New Hearthstone under the master lease calculated using a total investment of $431 million and an effective starting lease rate of 8.65% (the actual starting lease rate is 8.06% and the straightlining impact is 0.59%).

(2)	All revenues and operating expenses associated with Hearthstone’s historical operations were retained by New Hearthstone in connection with the Acquisition.

(3)	Reflects the reduction in interest expense as a result of the repayment by Hearthstone of all but $20 million of its debt, and a reduction in interest expense on the Credit Facility, partially offset by the interest expense on the $250 Million Financing. In connection with the Acquisition, we assumed $20 million of secured debt from Hearthstone, which bears interest at a weighted average rate of 6.39% per annum.

(4)	Reflects the increase in annual depreciation and amortization from that recorded by Hearthstone. Our depreciation is calculated based on an expected useful life of 35 years assuming 90% of the investment value is allocated to buildings and 10% is allocated to land. This allocation is based on our existing portfolio of assets. The actual allocation may vary. The allocation of investment value between building and land for the properties acquired in the Acquisition will not be assigned until the appraisal of such properties is completed. There can be no assurance that the allocation assumed herein will be the actual allocation assigned to such properties.

(5)	Reflects the issuance of 10,350,000 shares of common stock to partially fund the Acquisition, including the 4,500,000 shares of common stock issued upon physical settlement of the forward sale agreements.

Nationwide Health Properties, Inc.

Unaudited pro forma balance sheet

as of March 31, 2006

(in thousands)	Historical NHP	Historical Hearthstone	Pro forma adjustments		Pro forma

ASSETS
Investments in real estate:
Real estate properties	$2,230,191	$154,529	$276,471	(1)	$2,661,191
Less accumulated depreciation	(354,861)	(35,744)	35,744	(2)	(354,861)

	1,875,330	118,785	312,215		2,306,330
Mortgage loans receivable, net	83,729	—	—		83,729

	1,959,059	118,785	312,215		2,390,059

Cash and cash equivalents	12,399	9,423	(9,268	)(3)	12,554

All other assets	92,255	15,118	(13,218	)(4)	94,155

	$2,063,713	$143,326	$289,729		$2,496,768

LIABILITIES AND STOCKHOLDERS’ EQUITY

Borrowings under the Credit Facility	$335,000	$—	$(248,000	)(5)	$87,000

Borrowings under the Bridge Facility	—	—	200,000	(6)	200,000

Senior notes due 2006 – 2038	570,225	—	—		570,225

$250 Million Financing	—	—	250,000		250,000

Notes and bonds payable	293,762	174,329	(154,763	)(7)	313,328

Accounts payable and accrued liabilities	61,338	10,611	(10,611	)(4)	61,338

Total liabilities	1,260,325	184,940	36,626		1,481,891
Minority interest	1,825	—	—		1,825

Stockholders’ Equity:
Series A Preferred Stock	90,049	—	—		90,049
Series B Preferred Stock	106,450	—	—		106,450
Hearthstone preferred stock	—	61,963	(61,963	)(8)	—
Common stock	6,889	31	1,004	(9)	7,924
Capital in excess of par value	911,429	247	210,207	(10)	1,121,883
Cumulative net income (deficit)	906,789	(103,755)	103,755	(8)	906,789
Cumulative dividends	(1,220,043)	(100)	100		(1,220,043)

Total stockholders’ equity	801,563	(41,614)	253,103		1,013,052

	$2,063,713	$143,326	$289,729		$2,496,768

(1)	Reflects the amount by which the Acquisition purchase price of $419 million and estimated transaction costs of $12 million (total of $431 million) exceed the Hearthstone historical book value.

(2)	Reflects the elimination of all of Hearthstone’s accumulated depreciation as a result of the Acquisition.

(3)	Reflects the retention by New Hearthstone of Hearthstone’s cash and cash equivalents in connection with the Acquisition partially offset by the remaining cash proceeds from the $250 Million Financing, after repayment of a portion of the outstanding borrowings under the Credit Facility.

(4)	Reflects retention of all non-real estate related assets, accounts payable and accrued liabilities by New Hearthstone in connection with the Acquisition.

(5)	Reflects the repayment of a portion of the outstanding borrowings under the Credit Facility with the proceeds from the $250 Million Financing.

(6)	Reflects borrowings on a new $200 million credit agreement entered into in connection with the Acquisition (the “Bridge Facility”) to finance a portion of the Acquisition.

(7)	Reflects repayment by Hearthstone of all debt except for approximately $20 million of secured debt that we assumed from Hearthstone in connection with the Acquisition.

(8)	The equity capitalization of Hearthstone was eliminated in connection with the Acquisition.

(9)	The adjustment for common stock represents the $0.10 par value per share of our common stock multiplied by the 10,350,000 shares of common stock issued by us in connection with the Acquisition partially offset by the elimination of the Hearthstone capitalization.

(10)	The adjustment for capital in excess of par value represents the approximate net proceeds from the issuance of 10,350,000 shares of common stock issued by us in connection with the Acquisition partially offset by the elimination of the Hearthstone capitalization.